Exhibit 5.1

September 15, 2020

i3 Verticals, Inc.
40 Burton Hills Blvd, Suite 415
Nashville, Tennessee 37215

Ladies and Gentlemen:
This opinion is furnished to you in connection with the Prospectus Supplement, dated September 10, 2020, as filed on September 11, 2020 (the “Prospectus Supplement”), filed under the Registration Statement on Form S-3, Registration No. 333-233126 (the “Registration Statement”), of i3 Verticals, Inc. (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the sale by the Company of 3,737,500 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), including up to 487,500 Shares issuable upon the exercise of the underwriters’ overallotment option. We understand that the Shares are to be issued pursuant to an underwriting agreement (the “Underwriting Agreement”), by and among the Company, i3 Verticals, LLC and BofA Securities, Inc. and Morgan Stanley & Co. LLC, acting individually and as representatives of the several underwriters named in Schedule A to the Underwriting Agreement.
We are acting as counsel for the Company in connection with the sale by the Company of the Shares. In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.
This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Shares have been duly issued and sold as contemplated by the Registration Statement and the Prospectus Supplement and in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

i3 Verticals, Inc.
September 15, 2020

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date herof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC

28463149.3